UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2013

KOFFEE KORNER, INC.

(Name of registrant in its charter)

Delaware	333-181719	45-4484428
(State or jurisdiction	(Commission File	(IRS Employer
of incorporation or	Number)	Identification No.)
organization)

167 Penn Street, Washington Boro, Pennsylvania 17582

 (Address of principal executive offices)

(717) 215-9872

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 Changes in Control of Registrant.

On July 1, 2013 (the “Closing Date”), Nazneen D’Silva, holder (the “Selling Stockholder”) of 10,000,000 shares of common stock of Koffee Korner, Inc. (the “Registrant”), representing approximately 87% of the issued and outstanding common stock of the Registrant (the “Shares”), entered into and performed a securities purchase agreement (the “SPA”) pursuant to which the Selling Stockholder sold 9,050,000 the Shares to AAK Ventures, LLC, a Delaware limited liability company (“AAK”). Pursuant to the SPA, the Selling Stockholders sold the Shares to AAK for aggregate consideration of $316,502.73, or approximately $0.035 per share, less the amount of all liabilities of the Registrant as of the Closing Date.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

In accordance with the SPA, effective at the Closing Date: (a) Nazneen D’Silva resigned as the Registrant’s Chairman, President and Chief Executive Officer, and agreed to resign as the director of the Registrant effective upon compliance by the Registrant with any applicable information distribution requirements; and (b) Austin Kibler was appointed to serve as the Registrant’s Chief Executive Officer and Director. Mr. Kilber does not presently have any agreement with the Registrant to receive any compensation for his service as the Registrant’s Chief Executive Officer and director.  Mr. Kibler will receive reimbursement of reasonable expenses incurred in his capacity as the Chief Executive Officer or director. Upon the resignation of the Selling Stockholder as an officer and director of the Registrant, Mr. Kibler shall be the sole officer and director of the Registrant. There are no related party transactions between the Registrant and Mr. Kibler that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Background of Directors and Officers

Austin Kibler (age 30) was appointed to serve as the Registrant’s Chief Executive Officer and as the Registrant’s Director as of the Closing Date. From 2006 to the present, Mr. Kibler served as the founder and sole member of Crown A Excavating, LLC, a Pennsylvania  limited liability company.  The Registrant’s board of directors has determined that Mr. Kibler’s experience working with and operating  small businesses qualifies him to serve on the Registrant’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

KOFFEE KORNER, INC.

Date: July 30, 2013	By:	/s/ Austin Kibler
Austin Kibler Chief Executive Officer